SALEM COMMUNICATIONS ANNOUNCES EXPIRATION OF CASH TENDER OFFER AND CONSENT SOLICITATION FOR 9.625% SENIOR SECURED SECOND LIEN NOTES

CAMARILLO, CA March 25, 2013 — Salem Communications Corporation (“Salem”) (NASDAQ: SALM), announced today the expiration and final results of the cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $213.5 million aggregate principal amount of 9.625% Senior Secured Second Lien Notes due 2016 (CUSIP No. 794093 AF1) (the “Notes”) commenced on February 25, 2013.  The Offer expired at 12:00 midnight, New York City time, on the night of March 22, 2013 (the “Expiration Date”).  In conjunction with the Offer, Salem secured financing consisting of a revolving credit facility of up to $25.0 million and a term loan facility of up to $300.0 million.  Proceeds from the term loan facility were used to fund the Offer, to retire all other outstanding corporate debt and to pay related fees and expenses.

On March 14, 2013 (the “Early Settlement Date”), Salem made a payment in cash for all Notes tendered prior to 5:00 p.m., New York City time, on March 8, 2013 (the “Consent Payment Deadline”).  As of the Consent Payment Deadline, holders of $212,597,000 in aggregate principal amount of the Notes, representing approximately 99.58% of the aggregate principal amount of the outstanding Notes, had validly tendered and not validly withdrawn such Notes, and validly delivered and not validly revoked consents in respect of such Notes (“Consents”) to the proposed amendments to the Indenture governing the Notes (the “Indenture”).  All such Notes were accepted for payment.  The holders of the accepted Notes received total consideration of $1,106.54 for each $1,000 in principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Payment Deadline (which includes the consent payment of $30.00 per $1,000 in principal amount of Notes).  The total cash payment to purchase such Notes, including accrued and unpaid interest up to, but not including, the Early Settlement Date, was $240,305,859.55.

Between the Consent Payment Deadline and the Expiration Date, no additional Notes were tendered.

A total of $903,000 in aggregate principal of the Notes remains outstanding.  As previously announced, on March 14, 2013, Salem issued irrevocable instructions to The Bank of New York Mellon Trust Company, N.A., as trustee for the Notes (the “Trustee”), to redeem on June 3, 2013 any Notes that remain outstanding after the Expiration Date and deposited funds with the Trustee sufficient to satisfy and discharge Salem’s obligations under the Indenture as of such date.

Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc. are serving as the dealer managers for the Offer.  Persons with questions regarding the Offer should contact Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 410-4760 (collect), or SunTrust Robinson Humphrey at (404) 926-5051.  Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 470-4500 (toll free) or (212) 430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of Consents to amend the Indenture.  The Offer is made solely pursuant to the Offer to Purchase.  The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Company Information and Forward Looking Statements

About Salem Communications Corporation

Salem Communications Corporation is the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and conservative opinion radio content, as measured by the number of stations and audience coverage.  Upon completion of all announced transactions, Salem will own and/or operate a national portfolio of 99 radio stations in 38 markets, including 61 stations in the top 25 markets.  Salem also programs the Family Talk™ Christian-themed talk format on SiriusXM Channel 131.

Salem also owns Salem Radio Network, a national radio network that syndicates talk, news and music programming to approximately 2,400 affiliated radio stations and Salem Media Representatives, a national media advertising sales firm with offices across the country.

In addition to its radio broadcast business, Salem owns an Internet and a publishing division. Salem Web Network is a provider of online Christian and conservative-themed content and streaming and includes websites such as Christian faith focused Christianity.com, Questions and Answers about Jesus Christ at Jesus.org, Christian living focused Crosswalk.com®, online Bible at BibleStudyTools.com, Christian videos at GodTube.com, a leading website providing church media at WorshipHouseMedia.com and Christian radio ministries online at OnePlace.com.  Additionally Salem owns conservative news leader Townhall.com® and conservative political blog HotAir.com, providing conservative commentary, news and blogging. Salem Publishing™ circulates Christian and conservative magazines such as Homecoming® The Magazine, YouthWorker Journal™, The Singing News®, FaithTalk Magazine™, Preaching™ and Townhall Magazine™.  Xulon Press™ is a provider of self-publishing services targeting the Christian audience.

This press release contains forward-looking statements conveying management's expectations as to the future based on current plans, estimates and projections.  Forward-looking statements involve inherent risks and uncertainties and Salem Communications Corporation cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement.  The forward-looking statements contained in this press release include statements related the redemption of the Notes and the satisfaction and discharge of the Indenture.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Salem Communications Corporation does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as required by law.